CTS Corporation
Form 10-K 2010

EXHIBIT (23)(a)

CONSENT OF INDEPENDENT REGISTERERD PUBLIC ACCOUNTING FIRM

We have issued our report dated February 23, 2011, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of CTS Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of CTS Corporation on Form S-3 (No. 333-72146, effective November 9, 2001) and on Forms S-8 (Nos. 333-159542, effective May 28, 2009, and 333-116287, effective June 8, 2004).

/s/ GRANT THORNTON LLP
Chicago, Illinois
February 23, 2011